SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934


                Date of Report (Date of earliest event reported):

                                December 13, 2001



                           RIGGS NATIONAL CORPORATION
               --------------------------------------------------
               (Exact name of Registrant as specified in Charter)



          Delaware                     0-9756                 52-1217953
          --------                     ------                 ----------
(State or Other Jurisdiction        (Commission              (IRS Employer
      of Incorporation)             File Number)          Identification Number)



1503 Pennsylvania Avenue, N.W., Washington, D.C.                        20005
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     (Address of Principal Executive Offices)                         (Zip Code)



       Registrant's telephone number, including area code: (202) 835-4309
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Item 5.       Other Events
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         On December 13, 2001, Riggs National Corporation announced several restructuring and other charges that will be recorded in December 2001. As a result of these charges, which total $27.5 million, Riggs National Corporation ("Riggs") expects to report a net loss for the year and quarter ending December 31, 2001. Approximately $3.6 million of the charges are restructuring expenses. The remainder are expenses incurred or costs to be incurred in connection with the cancellation of contracts and impairment charges. The restructuring and other charges will reduce Riggs' expenses by approximately $4.8 million in 2002.

Riggs has developed plans to enhance performance and service, an effort which consists of a technology initiative, a re-design of operational processes, and a realignment of Riggs Bank's European operations. These actions, approved by the Riggs Board of Directors on December 4, 2001, are the result of a year-long assessment of the operations of Riggs by Robert L. Allbritton, Chairman of the Board and Chief Executive Officer of the registrant, and Lawrence I. Hebert, President and Chief Executive Officer of Riggs Bank N.A., who assumed these positions in February 2001.

During 2002, Riggs will upgrade and realign its domestic technology systems and infrastructure to allow it to operate more efficiently and better serve its customers. As a result, Riggs will eliminate approximately 100 technology, operations and certain other domestic positions by year-end 2002. In 2001, Riggs will accrue approximately $656,000 of severance costs related to these positions and Riggs will record a $500,000 charge to exit a technology-related contract.

Riggs will also record an $8.4 million charge in 2001 related to a long-term, non-cancelable, technology-related contract due to cost overruns that cannot be passed on. The charge to be recorded in 2001 is based upon management's best estimates of future revenues and costs. In addition, Riggs & Co. International Ltd. will record an impairment charge of $7.9 million related to capitalized technology costs and other assets.

Riggs Bank Europe Ltd. will de-emphasize its commercial lending activities and consolidate its operations facilities. As a result, Riggs Bank Europe Ltd. will eliminate approximately 25 positions by year-end 2002. In 2001, Riggs will accrue approximately $1.3 million of severance costs related to these positions. Additionally, leasehold and other assets at Riggs Bank Europe Ltd. are being written down by approximately $1.1 million in 2001.

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Other components of the $27.5 million charge are as follows: $2.9 million of fair market value adjustments for assets related to a long-term lease; $550,000 of exit costs related to a domestic branch facility which is leased; and establishment of a $4.2 million valuation allowance for deferred tax assets. The valuation allowance for the deferred tax assets, $3.1 million related to Riggs Bank Europe Ltd. and $1.1 million related to the Riggs venture capital operation, is the result of substantial uncertainty regarding the recoverability of these assets.

Riggs has reported venture capital losses for the nine months ended September 30, 2001 and anticipates additional venture capital losses in the fourth quarter. As a result, Riggs also reduced its commitment to fund venture capital investments from $200 million to $130 million, which will result in a reduction of operating expenses from $4.0 million in 2001 to $2.6 million in 2002.

Riggs also announced that in order to further reduce its costs it will freeze participation in its defined benefit pension plan at current levels and initiate a hiring freeze. It will, however, increase its 401(k) benefits.

This 8K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company's results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company's success in executing these strategies, and its business generally. Additional factors that could affect the Company's future earnings, operations, performance, development, growth and projections, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.


Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits
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(c)      The following exhibit is filed as part of this Form 8-K.

         Exhibit No.       Description
         -----------------------------

                  99       Press release, dated December 13, 2001


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:    December 13, 2001                           /s/ Steven T. Tamburo
                                                     -------------------------
                                                         Steven T. Tamburo
                                                      Chief Financial Officer
                                                      (Principal Financial and
                                                         Accounting Officer)



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Index to Exhibits
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Exhibit No.                                 Description
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     99                             Press release issued December 13, 2001